Exhibit 15.3

Santech Holdings Limited	Email vchan@applebyglobal.com

Level 15, AIA Central	Direct Dial +852 2905 5759
No.1 Connaught Road Central
Central, Hong Kong
Tel +852 2523 8123
Fax +852 2524 5548

Appleby Ref 470985.0001

May 13, 2025

Suites 3505-06
35/F, Two Taikoo Place	Dear Sirs
979 King’s Road
Quarry Bay	Santech Holdings Limited
Hong Kong

Tel +852 2523 8123

We have acted as legal advisers as to the laws of the Cayman Islands to Santech Holdings Limited, an exempted company with limited liability incorporated in the Cayman Islands, in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year June 30, 2024 (the “Annual Report”), which will be filed with the SEC in the month of May 2025.

applebyglobal.com

Managing Partner David Bulley

We consent to the reference to our firm under the heading “Item 10. Additional Information—E. Taxation - Cayman Islands Taxation” in the Annual Report. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

Partners Fiona Chan Vincent Chan Chris Cheng Richard Grasby Eason Huang Judy Lee John McCarroll SC Lily Miao Lorinda Peasland Eliot Simpson

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Appleby

Appleby

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